Exhibit 99.1

Hewitt Associates 100 Half Day Road

Lincolnshire, IL 60069
Tel 847.295.5000 Fax 847.295.7634
www.hewitt.com

News and Information

For Immediate Release

February 1, 2010

Contacts:

Investors: Sean McHugh, (847) 442-4176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 771-0076, julie.macdonald@hewitt.com

Hewitt Associates Reports 2010 First Quarter Results

EPS $0.71; Company Achieves Record 16.2% Operating Margin

Company Maintains Full Year EPS Guidance of $2.85 to $2.95

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources consulting and outsourcing services company, today reported results for its fiscal 2010 first quarter ended December 31, 2009.

•

Reported net revenues (revenues before reimbursements) were approximately unchanged at $770.1 million, compared with $770.8 million in the prior-year quarter. Net revenues declined 2% after adjusting for foreign currency translation, acquisitions and divestitures, and third-party revenues in both periods.

•	Reported operating income grew 11% to $124.9 million, compared with $112.4 million in the prior-year quarter.

•	Reported net income increased to $68.4 million, or $0.71 per diluted share, compared with $64.8 million, or $0.68 per diluted share in the prior-year quarter.

•	Free cash flow, a non-GAAP measure, declined to $21.9 million in the first quarter, compared with $29.5 million in the prior-year quarter.

“Hewitt delivered another quarter of solid operating income growth and margin expansion that was in line with our expectations,” said Russ Fradin, chairman and chief executive officer. “We are pleased with how each of our businesses performed in the quarter. HR BPO earned a modest profit, Benefits Outsourcing continued to deliver solid margins, and Consulting performed reasonably well given the challenging business environment. We remain focused on our growth agenda while continuing to provide our clients with quality advice and service.”

Operating Performance

Reported net revenues were $770.1 million, approximately unchanged compared with $770.8 million in the prior-year quarter. Net revenues declined 2% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	$12.4 million in favorable foreign currency translation.

•	A $9.7 million contribution from an acquisition.

•	A $7.2 million prior-year quarter contribution from HR BPO businesses[1] divested in the second quarter of fiscal 2009.

On the same adjusted basis, Benefits Outsourcing net revenues grew 3%, while HR BPO and Consulting declined 11% and 6%, respectively.

Reported operating income increased 11%, to $124.9 million, compared with $112.4 million in the prior-year quarter. Reported operating margin was 16.2%, compared with 14.6% in the prior-year quarter.

Underlying operating income also increased 11% to $124.9 million, compared with $112.4 million in the prior-year quarter, when adjusting for a pretax loss of $0.1 million related to HR BPO operations divested in the second quarter of fiscal 20092. Underlying operating margin was 16.2%, compared with 14.7% in the prior-year quarter. The margin improvement reflects favorable foreign currency translation, lower bad-debt expense, lower performance-based compensation, and lower asset impairment charges, partially offset by lower constant-currency revenues.

The first quarter reported effective tax rate was 39.6%, unchanged compared with the prior-year quarter.

First quarter reported net income increased to $68.4 million, or $0.71 per diluted share, compared with $64.8 million, or $0.68 per diluted share in the prior-year quarter. Underlying net income for the prior-year quarter was $64.6 million, or $0.68 per diluted share, when adjusting for unusual items.

Business Segment Results

Benefits Outsourcing

Benefits Outsourcing segment revenues grew 3% to $404.0 million, compared with $391.6 million in the prior-year quarter. Revenues increased 3% after adjusting for $1.6 million of favorable foreign currency translation. The adjusted increase was primarily the result of higher revenues associated with growth in all businesses and lower adjustments for client service issues. This growth was partially offset by the impact of lost clients, client renewals at lower price points and lower project revenues.

Benefits Outsourcing segment income increased 1% to $103.9 million, compared with $102.5 million in the prior-year quarter. Segment margin was 25.7%, compared with 26.2% in the prior-year quarter. The margin decline was principally due to higher compensation and related expenses, partially offset by higher revenues and favorable foreign currency translation.

[1]

HR BPO divested businesses include Latin America (February 2009) and relocation services (March 2009). Pre-disposition contributions have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

[2]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying net revenues, operating income, net income, earnings per share, free cash flow, and Adjusted EBITDA (each a non-GAAP measure) is included in this press release.

As of December 31, 2009, the Company was live with approximately 20.8 million end-user Benefits Outsourcing participants, compared with approximately 19.1 million as of December 31, 20083.

Human Resources Business Process Outsourcing

HR BPO segment revenues declined 13% to $114.1 million, compared with $130.7 million in the prior-year quarter. Revenues decreased 11% after excluding third-party supplier revenues in both periods and adjusting for a $7.2 million contribution in the prior-year quarter from divested businesses and $2.7 million of favorable foreign currency translation. The adjusted revenue decline was principally driven by client terminations and liquidations.

HR BPO segment income was $6.5 million, compared with a loss of $5.2 million in the prior-year quarter. Underlying segment income was $6.5 million, compared with a loss of $5.0 million in the prior-year quarter, when adjusting for a pretax loss of $0.1 million in the prior-year quarter related to divested HR BPO operations. The underlying improvement reflects staff reductions related to lost clients, infrastructure cost management, and lower asset impairment charges, partially offset by lower revenues.

As of December 31, 2009, the Company was live with approximately 706,000 client employees with HR BPO services, compared with approximately 986,000 as of December 31, 2008.

Consulting

Consulting segment revenues grew 1% to $260.8 million, compared with $259.2 million in the prior-year quarter. Consulting revenues declined 6% after adjusting for a $9.7 million contribution from an acquisition and $8.1 million of favorable foreign currency translation. The adjusted decline was principally driven by revenue decreases related to Talent and Organizational Consulting services globally and Communication services in North America, both a result of a continued adverse economic environment.

Consulting segment income declined 10% to $33.6 million, compared with $37.5 million in the prior-year quarter. Segment margin was 12.9%, compared with 14.5% in the prior-year quarter. The margin decrease was principally due to lower constant-currency revenues, partially offset by lower bad debt expense.

Unallocated Shared Service Costs

First quarter unallocated shared service costs were $19.1 million, or 2.5% of net revenues, compared with $22.4 million, or 2.9% of net revenues, in the prior-year quarter. The decrease in expenses relative to net revenues reflects lower performance-based compensation expense.

Cash Flow

Cash flow from operations was $38.4 million in the first quarter, compared with $64.4 million in the prior-year quarter. Free cash flow, a non-GAAP measure, was $21.9 million, compared with $29.5 million in the prior-year quarter. The decrease in free cash flow reflects lower client collections, partially offset by lower capital expenditures and prepaid expenses.

Adjusted EBITDA, a non-GAAP measure, was $159.9 million in the first quarter, compared with $151.4 million in the prior-year quarter. The increase reflects improved HR BPO operating performance.

[3]

Benefits Outsourcing end-user participant counts now reflect Absence Management service participants (in addition to Defined Benefit, Defined Contribution, and Health and Welfare) and adjustments resulting from an improved tracking methodology implemented in the fiscal first quarter of 2010. Prior-year counts have been conformed to this new overall basis of presentation as follows: FY09 Q1 (19.1MM); Q2 (19.2MM); Q3 (19.6MM); Q4 (20.6MM).

Share Repurchase

During the first quarter, the Company repurchased 323,000 of its outstanding common shares at an average price of $39.56 per share for a total of $12.8 million. From January 1, 2010 through January 29, 2010, the Company repurchased an additional 249,000 shares at an average price of $41.20 per share for a total of $10.3 million. At January 29, 2010, the Company had approximately $203 million remaining under its current $300 million authorization.

Supplemental Information

On January 28, 2010, the Company signed an agreement to divest a portion of its North America Executive Compensation (“EC”) consulting business focused on advising Boards of Directors in two phases. Its operations are included in the Consulting segment. This partial divestiture is in response to competitive issues stemming from recent regulations promulgated by the Securities and Exchange Commission regarding the independence of consulting firms that provide EC services. The first phase, which involves a select group of consultants leaving the Company to form Meridian Compensation Partners (“Meridian”), a fully-independent EC services boutique, closed on January 28, 2010. The second phase, which involves a second group of consultants leaving the Company to join Meridian, is expected to close during the first quarter of fiscal 2011. As a result of the divestiture, the Company will test the goodwill (which totaled $39.4 million at December 31, 2009) and related assets of the reporting unit impacted by this partial divestiture in the second quarter of fiscal 2010. Please refer to today’s divestiture press release for additional information.

Business Outlook

“We are maintaining our full-year earnings guidance as we continue to plan for a soft environment consistent with our previous view,” said Rob Schriesheim, chief financial officer. “Note that our guidance now includes the absorption of what we expect to be some modest earnings per share dilution over the balance of the fiscal year related to the divestiture announced today.”

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following guidance reflects the Company’s expectations for fiscal 2010 on this underlying basis (which excludes the impact of unusual items in the prior-year) and is consistent with fiscal 2010 guidance provided on November 10, 2009:

•	Low- to mid-single digit total Company net revenue growth, with solid growth in Consulting, a flat performance in Benefits Outsourcing, and a decline in HR BPO;

•

Diluted earnings per share of $2.85 to $2.95, with operating income growth moderately exceeding diluted EPS growth, an effective tax rate in the range of 37 to 38 percent, and continued execution against its share repurchase authorization.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2010 first quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s website at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

Hewitt Associates (NYSE: HEW) provides leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt works with companies to design, implement, communicate, and administer a wide range of human resources, retirement, investment management, health care, compensation, and talent management strategies. With a history of exceptional client service since 1940, Hewitt has offices in more than 30 countries and employs approximately 23,000 associates who are helping make the world a better place to work. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended December 31,
	2009	2008	% Change
Revenues:
Revenues before reimbursements (net revenues) (1)	$770,145	$770,763	(0.1)%
Reimbursements	25,390	23,209	9.4%

Total revenues	795,535	793,972	0.2%

Operating expenses:
Compensation and related expenses	473,447	480,908	(1.6)%
Asset impairment	—	2,615	(100.0)%
Reimbursable expenses	25,390	23,209	9.4%
Other operating expenses	135,806	134,008	1.3%
Selling, general and administrative expenses	36,021	40,875	(11.9)%

Total operating expenses	670,664	681,615	(1.6)%

Operating income	124,871	112,357	11.1%

Other (expense) income, net:
Interest expense	(9,656)	(10,685)	(9.6)%
Interest income	919	4,301	(78.6)%
Other (expense) income, net	(2,907)	1,281	n/m

Total other expense, net	(11,644)	(5,103)	128.2%

Income before income taxes	113,227	107,254	5.6%

Provision for income taxes	44,827	42,488	5.5%

Net income	$68,400	$64,766	5.6%

Earnings per share:
Basic	$0.73	$0.69
Diluted	$0.71	$0.68

Weighted average shares:
Basic	93,796,731	93,932,257
Diluted	95,926,701	95,441,054

(1)	Net revenues include $11.2 million and $10.3 million of third-party supplier revenues for the three months ended December 31, 2009 and 2008, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

UNDERLYING NET REVENUES, OPERATING INCOME, NET INCOME, AND

EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months ended December 31, 2009 and 2008, underlying net revenues, operating income, net income, and earnings per share were:

	Three Months Ended December 31,
	2009	2008
Revenues before reimbursements (net revenues), as reported	$770,145	$770,763
Adjustments:
HR BPO divestitures (1)	—	(7,229)

Total adjustments	—	(7,229)

Underlying revenues before reimbursements (net revenues)	770,145	763,534

Operating income, as reported	124,871	112,357
Adjustments:
HR BPO divestitures (1)	—	70

Total adjustments	—	70

Underlying operating income	124,871	112,427
% of underlying net revenues	16.2%	14.7%

Total other income (expense), net	(11,644)	(5,103)
HR BPO divestitures (1)	—	(290)

Underlying other income, net	(11,644)	(5,393)

Underlying income before income taxes	113,227	107,034

Provision for income taxes	44,827	42,401

Underlying net income	$68,400	$64,633

Underlying earnings per share:
Basic	$0.73	$0.69
Diluted	$0.71	$0.68

Shares outstanding:
Basic	93,796,731	93,932,257
Diluted	95,926,701	95,441,054

(1)	HR BPO divested businesses include Latin America (February 2009) and relocation services (March 2009). Latin America and relocation services comparative pre-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes. Adjustments to other income (expense), net primarily relate to the exclusion of interest income, interest expense, and foreign currency gain on divested operations.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,
Business Segments	2009	2008	% Change
Benefits Outsourcing
Segment net revenues	$404,026	$391,574	3.2%
Segment income	103,934	102,456	1.4%
Segment income as a percentage of segment revenues	25.7%	26.2%

HR BPO
Segment net revenues (1)	$114,079	$130,691	(12.7)%
Segment income (loss)	6,472	(5,153)	n/m
Segment income (loss) as a percentage of segment revenues	5.7%	(3.9)%

Consulting
Segment net revenues	$260,825	$259,160	0.6%
Segment income	33,570	37,483	(10.4)%
Segment income as a percentage of segment revenues	12.9%	14.5%

Total Company
Segment net revenues (1)	$778,930	$781,425	(0.3)%
Intersegment revenues	(8,785)	(10,662)	(17.6)%

Net revenues	770,145	770,763	(0.1)%
Reimbursements	25,390	23,209	9.4%

Total revenues	$795,535	$793,972	0.2%

Segment income	$143,976	$134,786	6.8%
Unallocated shared services costs	19,105	22,429	(14.8)%

Operating income	$124,871	$112,357	11.1%

(1)	HR BPO net revenues include $11.2 million and $10.3 million of third-party supplier revenues for the three months ended December 31, 2009 and 2008, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	December 31, 2009	September 30, 2009
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$596,978	$581,642
Short-term investments	74,308	60,994
Client receivables and unbilled work in process, less allowances of $14,670 and $14,381 at December 31, 2009 and September 30, 2009, respectively	564,128	527,272
Prepaid expenses and other current assets	147,741	169,533
Funds held for clients	106,274	131,801
Short-term deferred contract costs, net	92,071	89,919
Deferred income taxes, net	37,271	34,119

Total current assets	1,618,771	1,595,280

Non-Current Assets:
Deferred contract costs, less current portion	247,065	254,905
Property and equipment, net	374,367	384,254
Other intangible assets, net	186,574	191,479
Goodwill	412,437	412,745
Long-term investments	54,264	54,442
Other non-current assets, net	28,348	31,535

Total non-current assets	1,303,055	1,329,360

Total Assets	$2,921,826	$2,924,640

LIABILITIES

Current Liabilities:
Accounts payable	$27,146	$20,790
Accrued expenses	170,208	164,724
Funds held for clients	106,274	131,801
Advanced billings to clients	175,411	137,447
Accrued compensation and benefits	269,178	393,463
Short-term deferred contract revenues, net	63,107	61,356
Current portion of long-term debt and capital lease obligations	49,338	36,282

Total current liabilities	860,662	945,863

Non-Current Liabilities:
Deferred contract revenues, less current portion	183,685	192,056
Debt and capital lease obligations, less current portion	601,865	618,561
Other non-current liabilities	220,658	223,835
Deferred income taxes, net	101,266	84,023

Total non-current liabilities	1,107,474	1,118,475

Total Liabilities	$1,968,136	$2,064,338

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS – Continued

(In thousands except for share and per share amounts)

	December 31, 2009	September 30, 2009
	(Unaudited)

STOCKHOLDERS’ EQUITY

Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 133,672,366 and 132,844,269 shares issued, 94,014,933 and 93,535,270 shares outstanding, as of December 31, 2009 and September 30, 2009, respectively	$1,337	$1,328
Additional paid-in capital	1,696,984	1,662,687
Cost of common stock in treasury, 39,657,433 and 39,308,999 shares of Class A common stock as of December 31, 2009 and September 30, 2009, respectively	(1,291,511)	(1,277,815)
Retained earnings	538,177	469,777
Accumulated other comprehensive income, net	8,703	4,325

Total stockholders’ equity	953,690	860,302

Total Liabilities and Stockholders’ Equity	$2,921,826	$2,924,640

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Three Months Ended December 31,
	2009	2008

Cash flows from operating activities:
Net income	$68,400	$64,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	43,566	39,668
Share-based compensation	10,510	12,554
Deferred income taxes	13,171	42,065
Fair value adjustment related to financial assets	15	889
Asset impairment	—	2,615
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(35,817)	18,955
Prepaid expenses and other current assets	25,092	(16,805)
Deferred contract costs	(17,051)	(25,725)
Other assets	2,284	(2,023)
Accounts payable	6,373	9,180
Accrued compensation and benefits	(125,322)	(109,143)
Accrued expenses	6,165	3,728
Advanced billings to clients	37,952	19,650
Deferred contract revenues	6,596	11,446
Other long-term liabilities	(3,505)	(7,379)

Net cash provided by operating activities	38,429	64,441

Cash flows from investing activities:
Purchases of investments	(16,110)	—
Proceeds from sales of investments	3,050	2,525
Additions to property and equipment	(16,514)	(34,958)
Cash paid for acquisitions and transaction costs, net of cash received	403	—

Net cash used in investing activities	(29,171)	(32,433)

Cash flows from financing activities:
Proceeds from the exercise of stock options	19,884	1,165
Excess tax benefits from the exercise of share-based awards	2,452	2,185
Proceeds from short-term borrowings	—	11,720
Repayments of short-term borrowings, capital leases and long-term debt	(3,653)	(129,543)
Purchase of Class A common shares for treasury	(13,696)	(11,822)

Net cash provided by (used in) financing activities	4,987	(126,295)

Effect of exchange rate changes on cash and cash equivalents	1,091	(16,108)

Net increase (decrease) in cash and cash equivalents	15,336	(110,395)

Cash and cash equivalents, beginning of period	581,642	541,494

Cash and cash equivalents, end of period	$596,978	$431,099

Supplementary disclosure of cash paid during the period:
Interest paid	$5,903	$8,140
Income taxes paid	$8,323	$4,124

HEWITT ASSOCIATES, INC.

FREE CASH FLOW RECONCILIATION4

(Unaudited)

(Amounts in thousands)

	Three Months Ended December 31,
	2009	2008

Net cash provided by operating activities	$38,429	$64,441
Additions to property and equipment	(16,514)	(34,958)

Free cash flow	$21,915	$29,483

[4]

Free cash flow, a non GAAP measure, is cash flow from operations less capital expenditures and capitalized software costs. The Company believes this measure provides useful information related to the Company’s liquidity, including but not limited to its ability to reduce debt, make strategic investments, and repurchase stock. The Company views free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in its consolidated statements of cash flows.

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Amounts in thousands)

	Three Months Ended December 31,
	2009	2008

Reported net income	$68,400	$64,766
Depreciation and amortization (1)	43,566	39,668
Provision for income taxes	44,827	42,488
Interest expense, net	8,737	6,384

EBITDA	165,530	153,306

Adjustments:
HR BPO divestitures (2)	—	70

Underlying adjustments	—	70
Normalized depreciation and amortization addbacks (1)	—	(284)
Other (income) expense, excluding interest	2,907	(1,281)

Total adjustments	2,907	(1,495)

Adjusted EBITDA before certain non-cash addbacks	168,437	151,811

Certain non-cash addbacks:
Asset impairment	—	2,615
Net deferrals (3)	(10,586)	(14,145)
Deferred internal software development costs	(7,949)	(7,110)
Share-based compensation (4)	10,475	13,761
Other (loss reserve / provision for bad debt)	(435)	4,506

Total certain non-cash addbacks	(8,495)	(373)

Adjusted EBITDA	$159,942	$151,438

(1)	For the three months ended December 31, 2008, depreciation and amortization includes ($0.3) million of adjustments related to HR BPO divestitures.
(2)	HR BPO divested assets include Latin America (February 2009) and relocation services (March 2009). Latin America and relocation services comparative pre-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.
(3)	Net deferrals as presented and the net of revenue and cost deferrals in the Statements of Cash Flows vary by ($0.1) million and $0.1 million for the three months ended December 31, 2009 and 2008, respectively, relating to Balance Sheets and Statements of Operations reclassifications.
(4)	Share-based compensation as presented in the Statements of Cash Flows varies by $1.2 million for the three months ended December 31, 2008, due to current period amortization expense for a deferred compensation arrangement related to an acquisition in fiscal 2008, the impact of foreign exchange in the current period, and the reclassification of certain prior-year amounts to conform to the current year presentation.